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Exhibit 10.5

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT is entered into as of June 11, 2002, by and between UNIVISION COMMUNICATIONS INC., a Delaware corporation ("Company"), and MCHENRY T. TICHENOR, JR. ("Employee").

RECITALS

        WHEREAS, Company, Univision Acquisition Corporation ("Merger Sub"), and Hispanic Broadcasting Corporation ("HBC") have entered into an Agreement and Plan of Reorganization of even date herewith (the "Merger Agreement") pursuant to which Merger Sub and HBC will merge, with the surviving corporation being a wholly owned subsidiary of Company (the "Merger").

        WHEREAS, Company desires to employ Employee and Employee desires to accept such employment on the terms and conditions set forth herein.

        NOW, THEREFORE, in consideration of the mutual covenants contained herein, Employee and Company agree as follows:

        1.    Definitions/Interpretation.    The terms and conditions of Sections 1-8 (the "Express Terms and Conditions"), together with the "Standard Terms and Conditions" attached hereto and incorporated herein by reference, are collectively referred to as the (or this) "Agreement". All capitalized terms in the Agreement shall have the meaning set forth in the Express Terms and Conditions, except as otherwise specifically defined in the Standard Terms and Conditions. In the event of a conflict, the Express Terms and Conditions shall prevail over the Standard Terms and Conditions. All references to "Section" are Sections of the Standard Terms and Conditions unless expressly stated otherwise.

        2.    Employment/Term.    On the terms and subject to the conditions set forth in this Agreement, Company hereby employs Employee and Employee hereby accepts such employment for the three (3) year period (the "Term") commencing on the closing date of the Merger (the "Effective Date"). Regardless of anything else contained in this Agreement, on each anniversary of the Effective Date the Term will be extended for an additional twelve-month period, unless and until the Company in its sole and absolute discretion gives written notice to Employee at least 90 days before any such anniversary of its intention not to so extend the Term.

        3.    Base Salary.    Company will pay to Employee a base salary (the "Base Salary") at the annualized rate of Six Hundred Thousand Dollars ($600,000) during the Term. Such Base Salary will be earned weekly, in arrears, and be payable no less frequently than monthly, in accordance with Company's customary practices.

        4.    Duties.    Employee will perform the duties and responsibilities and render services in the capacity of Executive Vice President of Univision Communications Inc. and President of Radio Operations, reporting to the Chief Executive Officer of Company, or in any other senior executive capacity as Company and Employee may agree may from time to time. Employee will observe and comply with all rules, regulations, policies, orders and directions, whether oral or written, as Company may prescribe from time to time ("Company's Policies").

        5.    Bonuses.    Company may, in its sole and absolute discretion, award Employee an annual bonus of up to 100% of the annualized Base Salary then in effect.

        6.    Benefits.    Company will provide to Employee all insurance and other benefits that Company provides to employees of Company generally (the "Benefits"); subject, however, to Employee's eligibility to participate in such Benefits under Company's Policies. Company will cause periods of

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service with Hispanic Broadcasting Corporation (and its predecessors) to count for purposes of eligibility and vesting (but not for purposes of benefit accrual under defined benefit plans) under the Benefits, and credit will be given under such Benefits during the year in which the Effective Date occurs for any deductibles or out-of-pocket amounts previously paid in such year by Employee and taken into account under the group health plan of Hispanic Broadcasting Corporation. Employee will be entitled to immediately participate in Company's Benefits as of the Effective Date.

        7.    Stock Options.    On the commencement of the Term, Employee will be entitled to a one-time non-statutory stock option to purchase Two Hundred Thousand (200,000) shares of Company's Class A Common Stock, subject to the terms, conditions and approval process of Company's 1996 Performance Award Plan and Employee signing the standard stock option agreement of Univision Communications Inc.

        8.    Business Expenses.    Company will reimburse Employee for all reasonable and necessary business expenditures made by Employee in accordance with Company's Policies, including but not limited to first-class air travel.

        9.    Place of Employment.    Employee's principal place of employment will be at Company's offices in Dallas, Texas, or at such other place as may be mutually determined by Company and Employee. Notwithstanding the foregoing, Employee will engage in temporary travel as Company may reasonably request or as may be required to carry out Employee's duties and responsibilities hereunder.

[Remainder of Page Intentionally Left Blank]

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        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

UNIVISION COMMUNICATIONS INC.
By:	/s/ C. DOUGLAS KRANWINKLE C. Douglas Kranwinkle Executive Vice President
/s/ MCHENRY T. TICHENOR, JR. McHenry T. Tichenor, Jr.

[Signature Page to Employment Agreement]

STANDARD TERMS AND CONDITIONS

        1.    Exclusivity of Services.

          (a)    Full Time.    Employee will render services solely and exclusively for Company and devote Employee's full business time, energy and ability to Company and faithfully and diligently promote the business affairs and interests of Company.

          (b)    Prohibited Activities.    Without the prior express written consent of Company, which consent may be withheld or rescinded at any time in the sole discretion of Company, Employee will not, directly or indirectly, either individually or as an employee, agent, partner, joint venturer shareholder, consultant, officer, director or in any other capacity: (i) render services to any other person or entity, except to a charitable organization for no consideration and then only to the extent it does not interfere with the business interests of Company and the performance by Employee of Employee's obligations under this Agreement; or (ii) participate, engage in or have any financial or other interest in any business which is competitive in any manner whatsoever with any business in which Company or any of its affiliates is now or may hereafter become engaged. The foregoing prohibition does not include ownership by Employee of less than five percent (5%) of the outstanding shares of any publicly-traded entity, provided that Employee does not otherwise participate in such entity as a director, officer, employee or in any other capacity.

          (c)    No Commitments.    Employee represents and warrants to Company that Employee has no outstanding commitments inconsistent with any of the terms of this Agreement or the services to be rendered by Employee hereunder.

        2.    Termination.

          (a)    Events.    This Agreement and Employee's employment by Company will terminate on the earlier of (i) the expiration of the Term, or (ii) the first to occur of any of the following:

            (1)    Disability.

              (i)    Failure to Render Service.    In the event Employee fails for a period of one hundred twenty (120) business days, either consecutively or in the aggregate during any twelve- (12-) month period, as a result of illness, incapacity, Disability, injury, or by reason of any statute, law, ordinance, regulation, order, judgment or decree (each, an "Incapacity Event"), to render the services contemplated by this Agreement, Company, by written notice to Employee, may terminate Employee's employment.

              (ii)    Disability Defined.    "Disability" shall for purposes of this Agreement mean a physical or mental condition which substantially limits a major life activity and which renders Employee unable to perform the essential functions of Employee's position, even with such reasonable accommodation by Company that does not impose an undue hardship on Company. Company reserves the right, in good faith, to make the determination of Disability under this Agreement based on information supplied by Employee's medical personnel, as well as information from medical personnel selected by Company or its insurers.

            (2)    Death.    Employee's employment shall automatically terminate upon the death of Employee.

            (3)    For Cause.    Company may terminate Employee's employment at any time, without notice, for Cause. For purposes of this Agreement the term "Cause" means (i) a breach by Employee of Employee's obligations under Section 4 of the Express Terms and Conditions (other than as a result of an Incapacity Event) which constitutes a continued material nonperformance by Employee of his obligations and duties thereunder, as determined by the

    Board of Directors of Company (the "Board"), and which is not remedied within 60 days after receipt of written notice from Company specifying such breach, (ii) commission by Employee of an act of fraud upon, or willful misconduct toward, Company, as reasonably determined by a majority of the disinterested members of the Board (neither Employee nor members of Employee's family being deemed disinterested for this purpose) after a hearing by the Board following ten days' notice to Employee of such hearing, (iii) a material breach by Employee of Section 4 of these Standard Terms and Conditions, or (iv) the conviction of Employee of any felony (or a plea of nolo contendere thereto).

            (4)    Without Cause.    Company, in its absolute discretion, may terminate Employee's employment at any time without Cause and with or without notice.

            (5)    For Good Reason by Employee.    Employee may terminate this Agreement for Good Reason at any time. For purpose of this Section 2(a)(5), the term "Good Reason" means the breach by Company of any material term of this Agreement, which breach is not cured within five (5) business days after written notice thereof to Company.

            (6)    For Dissatisfaction by Employee.    Within thirty (30) days of each anniversary of the Effective Date during the Term, Employee and the Chief Executive Officer of Company will meet for the purposes of reviewing and discussing Employee's then-current duties and responsibilities to Company. If after any such meeting Employee is not satisfied in his sole and absolute discretion with his duties and responsibilities to Company, Employee may terminate this Agreement within ninety (90) days of such anniversary of the Effective Date by written notice to Company.

          (b)    Effect.    Effective as of the date of the termination of Employee's employment pursuant to this Section 2, Employee's right to receive the Base Salary, Benefits, expense reimbursement and other amounts (such as bonuses) will cease, provided that Company will pay to Employee such amounts, if any, which Employee has earned but are unpaid. Notwithstanding the foregoing, and subject to Employee's compliance with the conditions of Section 2(c) and 4 of these Standard Terms and Conditions and execution of full release and settlement of all claims in connection with Employee's employment, (i) if Employee's employment is terminated pursuant to Section 2(a)(4) or Section 2(a)(5) of these Standard Terms and Conditions, Company will pay to Employee the Base Salary for the unexpired Term remaining after the date of such termination and (ii) if Employee's employment is terminated pursuant to Section 2(a)(6) of these Standard Terms and Conditions, Company will pay to Employee the Base Salary during the twenty-four (24) month period beginning on the date of such termination. Such payments will be in lieu of all other rights of Employee under this Agreement, at law or in equity, except as provided in the first sentence of this Section 2(b).

          (c)    Post Termination Conditions.    Upon termination of Employee's employment, Employee will cooperate with and assist Company regarding any litigation, contract negotiation or other matter in which the benefit of Employee's knowledge or expertise may be requested by Company, including, without limitation, assisting Company, at Company's request, in the preparation of litigation (including testifying). It is agreed and acknowledged that Employee will have no duty to mitigate damages under this Agreement by seeking other employment or otherwise.

        3.    Renewal.

          (a)    Notice.    Unless this Agreement has been terminated pursuant to Section 2, no later than ninety (90) days prior to the expiration of the Term Company will give Employee written notice advising Employee whether or not Company will seek to negotiate an extension of the Term ("Extension Notice").

          (b)    Effect.    If Company gives Employee an Extension Notice, informing Employee that Company will not seek to renew or extend the term of the Agreement or if Company fails to give an Extension Notice then, upon expiration of the Term (unless Employee is sooner terminated in accordance with the provisions of Section 2), Employee's employment will terminate and Employee's right to receive Base Salary, Benefits, expense reimbursement and other amounts will cease. Upon such expiration of the Term, (i) Company will pay to Employee all Base Salary, Benefits, expense reimbursement and other amounts, if any, earned by Employee but unpaid as of the date of such expiration and (ii) Company will continue to pay Employee's then-current Base Salary at an annualized rate (A) for a period of ninety (90) days if no Extension Notice was given to Employee, or (B) if the Extension Notice is given by Company less than ninety (90) days prior to the expiration of the Term, for a period of ninety (90) days minus the number of days from the date the Extension Notice was given to Employee until the expiration date of the Term. In any event, Company's election not to renew or extend Employee's employment will not relieve Employee of any continuing obligations under the Agreement.

          If Company gives Employee an Extension Notice informing Employee that Company will seek to renew or extend the Term and if Company and Employee fail to agree on the terms and conditions of an extended term prior to the expiration of the Term then, upon the expiration of the Term, (unless Employee is sooner terminated in accordance with the provisions of Section 2), Employee's employment will terminate and Employee's right to receive Base Salary, Benefits, expense reimbursement and other amounts will cease. Upon such expiration of the Term (i) Company will pay to Employee all Base Salary, Benefits, expense reimbursement and other amounts, if any, earned by Employee but unpaid as of the date of such expiration and (ii) if the Extension Notice is given less than ninety (90) days prior to the expiration of the Term, Company will continue to pay Employee's then-current Base Salary at an annualized rate for a period of ninety (90) days minus the number of days from the date the Extension Notice was given to Employee until the expiration date of the Term.

          (c)    Company's Discretion.    The election to seek an extension of the Term will be at the sole and absolute discretion of Company. No renewal or extension of this Agreement will result in any subsequent renewal or extension of this Agreement unless such subsequent renewal or extension is by written agreement between Company and Employee.

          (d)    Exclusivity.    During the Term (subject to the earlier termination of employment in accordance with the provisions of Section 2) and, if Company has given Employee an Extension Notice prior to the expiration of the Term, for a period of ninety (90) days thereafter, Employee shall not directly or indirectly enter into any discussions or negotiations with anyone other than Company for the performance of services by Employee after the expiration of the Term. Employee will negotiate in good faith exclusively with Company if Company elects to seek an extension or renewal of Employee's Employment Agreement prior to the expiration of the Term.

        4.    Confidentiality/Trade Secrets/Unfair Competition; Competitive Activities; Proprietary Rights.

          (a)    Confidentiality/Trade Secrets/Unfair Competition.

            (1)    Defined.    In the performance of Employee's duties, Employee may have access to, receive and be entrusted with trade secrets and other confidential information regarding marketing, sales, financial, management, administrative, production and distribution information, customer lists, plans, processes and specifications presently owned, or at any time in the future developed by Company or its affiliates or its or their agents or consultants, actually or potentially used in the operation of Company's business, or obtained form third parties under an agreement of confidentiality, and that is not otherwise part of the public domain (collectively the "Confidential Material").

            (2)    Prohibitions.    Employee acknowledges and agrees that all Confidential Material is considered secret and is made available to Employee in strictest confidence. Except in the performance of Employee's duties or as may be required by applicable law, Employee shall not, directly or indirectly for any reason whatsoever, disclose, duplicate or use any such Confidential Material, unless such Confidential Material ceases (through no fault of Employee) to be confidential because it has become part of the public domain. All records, files, drawings, documents, equipment and other tangible items, and all copies thereof, wherever located, relating in any way to the Confidential Material or otherwise to Company's business, which Employee prepares, uses or encounters, shall be and remain Company's sole and exclusive property and shall be included in the Confidential Material.

            (3)    Delivery.    Upon termination of this Agreement by any means, or whenever requested by Company, Employee shall promptly deliver to Company any and all of the Confidential Material, and all copies thereof, not previously delivered to Company, that may be or at any previous time has been in Employee's possession or under Employee's control. Employee hereby acknowledges that the sale or unauthorized use, duplication or disclosure of any Confidential Material by any means whatsoever and any time before, during or after employment with Company shall constitute a material breach of this Agreement and unfair competition; and Employee agrees not to engage in unfair competition either during the time employed by Company or at any time thereafter in perpetuity.

          (b)    Competitive Activities.

            (1)    Solicitation.    Employee covenants and agrees that during the Cooling-Off Period (as defined below), Employee shall not directly or indirectly influence or attempt to influence or solicit present or future customers, employees, performers or independent contractors of Company or any of its affiliates to restrict, reduce, sever or otherwise alter their relationship with Company or such affiliates.

            (2)    Competition.    Employee further covenants and agrees that for the period beginning on the termination of Employee's employment (the "Termination Date") until (in either case, the "Cooling-Off Period"):

              (i)    if Employee's employment is terminated pursuant to Section 2(a)(4), 2(a)(5) or 2(a)(6) of these Standard Terms and Conditions before the expiration of the Term, then the longer of (y) the one year anniversary of the Termination Date and (z) the remainder of the unexpired Term, or

              (ii)  if Employee's employment is terminated before the expiration of the Term for any reason other than pursuant to Section 2(a)(4), 2(a)(5) or 2(a)(6) of these Standard Terms and Conditions, then the three year anniversary of the Termination Date,

            Employee will not directly or indirectly engage in the "Business" (as defined at the end of this Section 4(b)(2)) in the United States and Puerto Rico and any other country in which Company or any of its affiliates engages in the Business during the Term (the "Geographic Area") (whether alone, as a partner, joint venturer, officer, director, employee, consultant or investor of any other entity), including but not limited to any activity that is competitive with or adverse to the Business in the Geographic Area that involves (x) representing, as talent agent or otherwise, any performer or celebrity, or (y) the production of advertising, news or programming of any kind or the distribution or transmission of any such advertising, news or programming wherever produced. Employee also covenants and agrees that during the Cooling-Off Period Employee will not (other than in the performance of Employee's duties under this Agreement) join or participate with any person who is, or hereafter at any time is engaged by Company or any of its affiliates as an officer, performer or independent contractor in the conduct of any business, corporation, partnership, firm or enterprise competing with the business of the Company or any of its affiliates. For purposes of this subsection, "Business" means the business of Spanish-language media, communication and/or entertainment via television, radio, and/or the internet (including e-services and e-commerce).

          (c)    Proprietary Rights.

            (1)    Works Made For Hire.    Employee acknowledges and agrees that Employee is Company's employee "for hire." In this regard, all right, title and interest of every kind and nature whatsoever, whether now known or unknown, in and to any property (intellectual or otherwise), including without limitation any trademarks, copyrights, films, scripts, ideas, writings and discoveries, created, written, developed, furnished, produced, disclosed or acquired by Employee, alone or in collaboration with others, during Employee's employment by Company or within the one (1) year period thereafter (qualified by the last sentence of subparagraph (3) below), which relates to or may be useful in connection with the actual business or activities of Company, shall be and remain, as between Employee and Company, the sole and exclusive property of Company for any and all purposes and uses whatsoever (including any of Employee's right, title and interest in and to any domestic or foreign applications for trademark, as well as any divisions, continuations, reissues, revivals, renewals or extensions thereof), and to the extent protectible under copyright law, shall be deemed for such purposes as works made for hire for Company.

            (2)    Assignment.    Employee hereby assigns to Company all of Employee's right, title and interest, now owned or hereafter acquired by Employee, in and to all of the foregoing. Employee agrees that, at Company's request, whether during or subsequent to employment by Company, that Employee shall do any and all acts, and execute and deliver to Company (in a form satisfactory to Company) such instruments or documents, as may be deemed by Company as necessary or desirable to evidence, effectuate, secure, maintain, or establish the terms of this Agreement or Company's ownership of any of the foregoing, all without charge; but notwithstanding that no such instruments or documents are executed, Company, as Employee's employer, shall be deemed the owner thereof immediately upon the earlier of the discovery or creation thereof.

            (3)    Deemed Creations.    Any patent, trademark, copyright or other property relating to Company's actual or contemplated business or activities, that is discovered, created, etc. by Employee, alone or in collaboration with others, within one (1) year after the termination of Employee's employment by Company for any reason, shall be deemed to be within the provisions of this Section 4(c), unless Employee can prove that the same was conceived and made after such termination.

        5.    Conflicts of Interest.    Employee represents and warrants that Employee is familiar with the provisions of Sections 317 and 507 of the Communications Act of 1934, as amended, recognizes Employee's responsibilities and personal liabilities thereunder, and will fully comply with those provisions during the Term. Specifically, Employee will not, without the prior knowledge and written consent of Company in each instance: (a) engage in any business or economic activity that would create a conflict of interest in the selection of broadcast matter; (b) accept any favors, loans, entertainment or anything of value from persons seeking the airing of any matter in return therefor; or (c) promote over the air any activity or matter in which Employee or any affiliate of Employee has a direct or indirect financial interest. Employee will provide Company with such information and execute such certifications as Company may from time to time reasonably require to enable Company to discharge its obligations under the above-referenced statutory provisions.

        6.    Miscellaneous.

          (a)    Succession.    This Agreement shall inure to the benefit of and shall be binding upon Company, its successors and assigns. The obligations and duties of Employee hereunder are personal and not assignable. Company will have the right to assign its rights and obligations to any successor or affiliate of Company.

          (b)    Notices.    Any notice provided for in this Agreement shall be in writing and sent:

      If to Company to:

        C. Douglas Kranwinkle
        1999 Avenue of the Stars
        Los Angeles, California 90067
        Fax: (310) 556-1526

      With copies to:

        Deputy General Counsel
        Univision
        6701 Center Drive West, #700
        Los Angeles, California 90045-0073
        Fax: (310) 348-3679

or at such other address as Company may from time to time in writing designate; and, if to Employee, at such address as Employee may from time to time in writing designate (or Employee's business address of record in the absence of such designation). All notices will be deemed to have been given immediately if communicated by telecopy or facsimile transmission, and two (2) business days after they have been deposited, in the United States mail, certified, return receipt requested, postage paid and properly addressed to the designated address of the party to receive the notice (or on the date the return receipt is signed, if later than two (2) business days).

          (c)    Entire Agreement.    This instrument constitutes and contains the entire agreement and final understanding concerning Employee's employment and the other subject matters addressed herein between the parties. It is intended by the parties as a complete and exclusive statement of the terms of their agreement, and supersedes and replaces all prior negotiations and all agreements, proposed or otherwise, whether written or oral, concerning the subject matters hereof. Any representation, warranty, covenant or agreement not specifically included in this Agreement will not be binding upon or enforceable against either party. This is a fully-integrated agreement. No amendment or modification of the terms of this Agreement will be valid unless made in writing and signed by Employee and Company.

          (d)    Waiver.    No failure on the part of any party to exercise or delay in exercising any right hereunder will be deemed a waiver thereof or of any other right, nor will any single or partial exercise preclude any further or other exercise of such or any other right.

          (e)    Choice of Law.    This Agreement shall be governed by and construed in accordance with the internal laws of the State of California applicable to contracts made and to be performed in such State and without regard to conflicts of law doctrines, except to the extent that federal law preempts certain matters.

          (f)    Severability.    If this Agreement for any reason is or becomes unenforceable in any material respect by any party, it shall thereupon terminate and become unenforceable by the other party as well. In all other respects, if any provision of this Agreement is held invalid or unenforceable, the remainder of shall nevertheless remain in full force and effect, and if any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances, to the fullest extent permitted by law. In the event that any portion of the second paragraph of Section 1 or any portion of Section 4 of these Standard Terms and Conditions is more restrictive than permitted by applicable law, such provisions shall be deemed and construed as limited to the extent, but only to the minimum extent, necessary to permit their enforcement under such law. In particular, the parties acknowledge that the duration and geographic scope of such provisions may be so limited to permit the greatest possible enforcement thereof.

          (g)    Withholding.    All compensation payable hereunder shall be subject to applicable taxes, withholding, premium charges, co-payment of benefits, self-insured retentions and other normal deductions.

          (h)    Remedies.    Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights at law or in equity existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for certain breaches of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction for injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement. Such injunctive relief shall be available without the posting of any bond or other security. In this connection, the parties agree that the services to be rendered by Employee under this Agreement are of a special, unique and extraordinary nature, which gives them a peculiar value and that a breach by Employee will cause Company great and irreparable injury and harm.

          (i)    Survival.    The provisions of Sections 2(b)(c), 3(d), 4(a)(b)(c), and 6(d)(e)(f)(h)(i) will survive the expiration or earlier termination of this Agreement.

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